Exhibit 10.8
AGREEMENT OF PURCHASE
AND SALE
dated as of August 18, 2010
between
ROYAL HOSPITALITY WASHINGTON, LLC,
a Washington limited liability company
and
LEE ESTATES, LLC,
a Washington limited liability company
together, as Seller,
and
CHATHAM LODGING TRUST,
a Maryland real estate investment trust
as Purchaser
Homewood Suites by Hilton® Carlsbad — North San Diego County
Carlsbad, California

Page No.
9.18 Escrow Holder	37
9.19 Prevailing Party	38
9.20 No Recording	38
9.21 No Continued Marketing of the Hotel for Sale	38
9.22 Tax Deferred Exchange	38
LIST OF EXHIBITS

Exhibit A	–	Seller and Property
Exhibit B	–	Legal Description of Land
Exhibit C	–	Insurance Policies
Exhibit D	–	Operative Agreements
Exhibit E	–	Existing Warranties and Guaranties
Exhibit F	–	Form of Assignment of Contracts
Exhibit G	–	Form of Bill of Sale (Inventory)
Exhibit H		Form of Bill of Sale (Personal Property)
Exhibit I	–	Form of Assignment of Intangibles
Exhibit J	–	Form of Grant Deed
Exhibit K	–	Preliminary Title Report
Exhibit L	–	Form of Signed Representative Letter
Exhibit M		PIP

AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), dated as of the 18th day of August, 2010, between ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company and LEE ESTATES, LLC, a Washington limited liability company (together, the “Seller”), and CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “Purchaser”), provides:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION
     1.1 Definitions.
     The following terms shall have the indicated meanings:
     “ABC” has the meaning set forth in Section 2.5(h).
     “Act of Bankruptcy” means if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any limited liability company, trust or corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
     “Additional Deposit” has the meaning set forth in Section 2.2.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Assignment and Assumption Agreement” means the assignment and assumption agreement whereby the Seller assigns and the Purchaser’s Hotel Lessee assumes the Operative Agreements, in the form attached hereto as Exhibit F.

     “Assignment of Intangible Property” means the assignment and assumption agreement whereby the Seller assigns and the Purchaser assumes the Intangible Personal Property, in the form attached hereto as Exhibit I.
     “Authorizations” means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.
     “Bill of Sale (Inventory)” means the bill of sale conveying title to the Inventory to the Purchaser’s Hotel Lessee, in the form attached hereto as Exhibit G.
     “Bill of Sale (Personal Property)” means the bill of sale conveying title to the Tangible Personal Property and the Intangible Personal Property, to the extent assignable, from the Seller to the Purchaser, in the form attached hereto as Exhibit H.
     “Closing” means a consummation of a purchase and sale of the Property pursuant to this Agreement.
     “Closing Date” means the date on which a Closing occurs, but in no event later than the dates identified in Section 6.1.
     “Cooperating Party” has the meaning set forth in Section 9.22.
     “Cut-off Time” has the meaning set forth in Section 6.6(a).
     “Deed” means a grant deed conveying title to the Real Property from the Seller to the Purchaser, subject only to Permitted Title Exceptions, taxes not yet due and payable and matters identified by the Survey, in the form attached hereto as Exhibit J.
     “Deposit” has the meaning set forth in Section 2.2.
     “Election to Cure Notice” has the meaning set forth in Section 2.3(d).
     “Escrow Holder” means Fidelity National Title Insurance Company, Attention: Natalie Priestly (natalie.priestly@fnf.com), 1300 Dove Street, Suite 310, Newport Beach, CA 92660, Telephone No. 949.622.4911, Fax No. 949.477.6835
     “Exchangor” has the meaning set forth in Section 9.22.
     “Excluded Assets” means all marks and intangible property proprietary to Seller, the mark “Homewood” and all derivatives thereof, all items of Personal Property, Inventory and Intangible Personal Property that include the mark “Homewood” and all logos of the franchisor under the Franchise Agreement, Excluded Documents, cash, cash equivalents, checks and other funds, including, without limitation, till money, house banks, Seller’s Accounts Receivable, notes, securities and other evidence of indebtedness held at the Hotel as of the Closing, and balances on deposit to the credit of Seller with banking institutions, all of which shall be retained by Seller on the Closing, except as specifically set forth herein.

     “Excluded Documents” means all of the following to the extent the Seller is obligated to keep such information confidential or such information is proprietary as reasonably determined by the Seller: (a) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any affiliate of Seller in connection with the sale of the Property or otherwise, including, without limitation, tax returns or financial statements of Seller (exclusive of operating statements of the Hotel which shall be available for review by Purchaser) for or in connection with its ownership or operation of the Property, (b) communications between Seller or any affiliate and its attorneys or other agents or representatives, (c) employee personnel files of Seller and the manager of the Hotel, (d) appraisals, assessments or other valuations of the Property in the possession of Seller, and (e) original bills, invoices, receipts and checks relating to expenses incurred prior to the Closing Date (provided that Purchaser shall be entitled to copies of such items).
     “Executive Order” has the meaning set forth in Section 3.15.
     “FIRPTA Certificate” means the affidavit of the Seller, pursuant to Section 1445 of the Internal Revenue Code, certifying that the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as the Purchaser and the Seller shall mutually agree.
     “Franchise Agreement” means that certain Franchise Agreement issued by the Licensor, executed on February 12, 2009 with respect to the Property.
     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     “Government List” has the meaning set forth in Section 3.15.
     “Hazardous Materials” has the meaning set forth in Section 4.8.
     “Hotel” means the hotel named on Exhibit A hereto and the related amenities and appurtenances thereto.
     “Improvements” means the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.
     “Initial Deposit” has the meaning set forth in Section 2.2.
     “Insurance Policies” means those certain policies of insurance described on Exhibit C attached hereto.
     “Intangible Personal Property” means, other than Excluded Assets and Excluded Documents, all intangible personal property owned by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, (a) fictitious business names and logos used by Seller in the operation of the Hotel and which are identified exclusively with the Hotel, but excluding the names “Homewood,” “Carlsbad,” “Hilton,” and all derivatives thereof, (b) local (Area Code 760) telephone and facsimile exchange numbers identified exclusively with the Hotel, (c) transferable licenses, permits and warranties now in effect with respect to the Property, specifically excluding, however, the Homewood franchise for the Hotel, and (d) transferable certificates, licenses, permits and warranties now in effect with respect to the Property, including any contract rights or warranties relating to the construction of the Improvements, if any.
     “Interim Liquor Agreement” has the meaning set forth in Section 2.5(l).
     “Intermediary” has the meaning set forth in Section 9.22.
     “Inventory” means all inventory located at the Hotel and owned by the Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.
     “Key Employees” means the General Manager, the Assistant General Manager, the Director of Sales and the Head of Housekeeping for the Hotel.
     “Knowledge” shall mean the actual knowledge of Mr. Abolghasem Hashemi-Hosseini after discussions with other managers of the Hotel, without any other duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.
     “Land” means the land legally described on Exhibit B attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.
     “Liabilities” has the meaning set forth in Section 9.22.
     “Licensor” means Homewood Suites Franchise, LLC.
     “Liquor Bill of Sale” has the meaning set forth in Section 2.5(f)
     “Liquor Escrow” has the meaning set forth in Section 2.5(b).
     “Liquor Escrow Holder” means California Business Escrow, Inc., Attention: Diane Boudreau (diane@californiabusinessescrow.com), 1748 Main Street, Escalon, CA 95320, Telephone No. 209.838.1100, Fax No. 209.838.1115.
     “Liquor License” has the meaning set forth in Section 2.5(a).
     “Liquor License Purchase Price” has the meaning set forth in Section 2.5(b).
     “Manager” means Royal Hotel Management, LLC.

     “Master Lease” means that certain Master Lease by and between Seller and Manager, dated as of February 4, 2009, respecting the lease of the Property.
     “New Matter” has the meaning set forth in Section 2.3(d).
     “New Matter Notice” has the meaning set forth in Section 2.3(d).
     “Operative Agreements” means the service contracts, supply contracts, leases, capital leases, and other agreements in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property identified on Exhibit D.
     “Owner’s Title Policy” means an owner’s policy of title insurance issued to the Purchaser by the Title Company on Closing (C.L.T.A. Owner’s Policy of Title Insurance (standard coverage)), pursuant to which the Title Company insures the Purchaser’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure the Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner’s Title Policy shall be by metes and bounds and shall be identical to the description shown on the Survey.
     “Permits” has the meaning set forth in Section 4.8.
     “Permitted Title Exceptions” means those exceptions to title to the Real Property that are satisfactory to the Purchaser as determined pursuant to Section 2.3.
     “PIP” has the meaning set forth in Section 5.18.
     “Property” means, collectively, the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.
     “Purchase Price” means Thirty-Two Million Dollars ($32,000,000).
     “Purchaser” has the meaning set forth in the Preamble hereto.
     “Purchaser’s Hotel Lessee” means Chatham Carlsbad HS Leaseco LLC, a Delaware limited liability company.
     “Real Property” means the Land and the Improvements.
     “Regulations” has the meaning set forth in Section 4.8.
     “Rescission Notice” has the meaning set forth in Section 2.3(d).
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller’s Organizational Documents” means the current limited liability company agreements and certificates of formation of the Seller.

     “Study Period” means the period commencing at 9:00 a.m., Pacific Standard Time, on the date following the date hereof, and continuing through 5:00 p.m., Pacific Standard Time, on the date which is forty-five (45) days thereafter.
     “Survey” means the survey prepared delineating the boundary lines of the Land, location of the Improvements, all rights of way and easements and contiguous public roads, the same prepared for the benefit of and certified to Purchaser and the Title Company. The Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner’s Title Policy. If there is a discrepancy between the description of the Land attached hereto as Exhibit B and the description of the Land as shown on the Survey, the Survey shall confirm that the separate property descriptions each identify the Property.
     “Survival Period” has the meaning set forth in the last paragraph of Article 3.
     “Tangible Personal Property” means the items of tangible personal property situated on, attached to, or used in the operation of the Hotel and other personal property of every kind located on the Property or used in the operation of the Hotel and owned by the Seller, including, without limitation, all (a) keys and combinations to all doors, cabinets, enclosures and other locks on or about the Real Property, (b) furniture, equipment, appliances, televisions, telephone systems, artwork, machinery, tools, trade fixtures and other personal property owned by Seller, located on the Real Property, and which are used exclusively in connection with the operation of the Hotel and/or the Real Property, (c) copies of files maintained or generated by Seller in the course of Seller’s operation of the Hotel which are located on the Real Property; but excluding, however, (i) Excluded Assets, (ii) Excluded Documents, (iii) the personal property owned by any tenant or guest on the Real Property, (iv) all refunds and claims for refunds for real property and personal property taxes in connection with the Property for any period prior to the Close of Escrow, and (v) all tax and utilities and other deposits.
     “Title Company” means Chicago Title Insurance Company, Attention Angela Rice (angela.rice@ctt.com), 2000 M Street, NW, Suite 610, Washington, DC 20036, Telephone No. 202.263.4712, Fax No. 202.466.5070.
     “Title Report” means the preliminary title report attached hereto as Exhibit K, reflecting the status of title to the Land and the Improvements, and all exceptions, including easements, licenses, restrictions, rights-of-way, leases, covenants, reservations and other conditions, if any, affecting the Real Property, which would appear in a C.L.T.A. Owner’s Policy of Title Insurance (standard coverage).
     “Utilities” means public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and/or any applicable state law counterpart.
     1.2 Rules of Construction.
     The following rules shall apply to the construction and interpretation of this Agreement:

          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
ARTICLE 2
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE
     2.1 Purchase and Sale. The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Property for the Purchase Price, in accordance with the terms and conditions set forth herein.
     2.2 Deposit. Simultaneously with the full execution of this Agreement, the Purchaser shall deposit in escrow with the Escrow Holder the sum of Five Hundred Thousand Dollars ($500,000) as an earnest money deposit (the “Initial Deposit”). No later than the expiration day of the Study Period, if the Purchaser elects to proceed with the purchase of the Property in accordance with the terms of this Agreement, the Purchaser shall deposit in escrow with the Escrow Holder an additional sum of Five Hundred Thousand Dollars ($500,000) as additional earnest money (the “Additional Deposit”, and together with the Initial Deposit, the “Deposit”). The Deposit shall be in the form of cash and shall be invested by the Escrow Holder as set forth in Section 9.18. Following the expiration of the Study Period, the Deposit shall be non-refundable to the Purchaser, except in the event of a material default hereunder by the Seller, failure of a condition precedent to Closing, or termination of this Agreement pursuant to Section 2.3(d). All interest earned on the Deposit shall be paid to the party entitled to the receipt of the Deposit under the terms of this Agreement.
     2.3 Study Period.
          (a) The Purchaser shall have the right during the Study Period (and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below) upon not less than two (2) business days prior notice to the Seller, to enter upon the Real Property and to perform, at the Purchaser’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem reasonably appropriate, provided that any such investigation shall be conducted in a manner and be otherwise subject to the terms of this Agreement. If such tests, studies and investigations warrant, in the Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by the Purchaser, then the Purchaser may elect to proceed to Closing and shall deposit the Additional

Deposit prior to the expiration of the Study Period. If for any reason the Purchaser does not deposit the Additional Deposit prior to the expiration of the Study Period, or if the Purchaser notifies the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement shall automatically terminate, the Initial Deposit (other than any amounts due to Escrow Holder for the cancellation of Escrow, which shall be paid solely by the Purchaser) shall be returned to the Purchaser and upon return of the Initial Deposit, the Purchaser and the Seller shall be released from any further liability or obligation under this Agreement, except those which expressly survive the termination of this Agreement.
          (b) Upon the full execution and delivery of this Agreement and the deposit of the Initial Deposit to Escrow Holder, the Seller shall make or shall have made available to the Purchaser, its designated agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, environmental audits, books and records, leases, contracts and other related materials, documentation or information, if any, relating to the Property (including the ownership, operation and maintenance of the Hotel) which are in, or come into, the Seller’s possession or control. Notwithstanding the foregoing, the Seller shall not be obligated to deliver to the Purchaser any materials of a proprietary nature or documents that contain provisions requiring the Seller to keep such documents confidential. Purchaser acknowledges that, except as otherwise herein provided, any such materials delivered to the Purchaser pursuant to this provision shall be without warranty, representation or recourse.
          (c) The Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage or claim arising from entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser. The Purchaser understands and accepts that any on-site inspections of the Real Property shall occur at reasonable times agreed upon by the Seller and the Purchaser after not less than two (2) business days prior notice to the Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the employees, tenants, and the guests of the Hotel. The Seller shall have the right to have a representative present during any such inspections. If the Purchaser desires to do any invasive testing at the Real Property, the Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by the Seller. The Purchaser shall not permit any liens to attach to the Property by reason of such inspections. The Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser on or related to the Property. Prior to the expiration of the Study Period, Purchaser shall be permitted to interview or discuss matters only with Key Employees; provided that the Purchaser will notify the Seller not less than two (2) business days prior to speaking to such Key Employees and the Seller shall have the right to have a representative present during any such discussions. In addition to, and not in limitation of, the preceding sentence, commencing ten (10) business days prior to the anticipated Closing Date, Purchaser shall be permitted to interview or discuss matters with any employees of the Hotel to the extent necessary in connection with the change of ownership of the Hotel. The terms of this Section 2.3(c) shall survive the termination of this Agreement.

          (d) During the Study Period, the Purchaser, at its expense, shall (i) at the Purchaser’s option, cause the Survey to be prepared and (ii) cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, shall notify the Seller of any defects in title shown by such examination or by the Survey that the Purchaser is unwilling to accept. Within five (5) business days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense. If such defects consist of deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum (not otherwise created by the Purchaser), the Seller shall either pay, discharge, or provide sufficient bond to satisfy the Title Company to remove such defects from Owner’s Policy at or prior to Closing. If the Seller is unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Deposit. Prior to the expiration of the Study Period, the Seller shall notify the Purchaser in writing of any voluntarily liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or any voluntary zoning changes or any other action by the Seller which may affect or modify the status of title. Following the expiration of the Study Period, the Seller shall not subject the Property to any voluntary liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser’s prior written consent. If the Seller at any time from the date hereof until the Closing receives notice in writing of any lien on the Property, the Seller shall promptly provide a copy of such notice to the Purchaser. All title matters revealed by the Purchaser’s title examination or by the Survey and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections or objections to matters shown on the Survey by the end of the Study Period, all such title exceptions (other than those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.
          (e) So long as the Purchaser has ordered a Phase I environmental report or a property conditions report with respect to the Real Property (such Phase I environmental report and property conditions report being referred to herein collectively as the “Environmental and Engineering Reports”) on or prior to the fifth (5th) business day following the date hereof, then if the Purchaser has not received either or both of the Environmental and Engineering Reports prior to the date which is four (4) days prior to the expiration of the Study Period (which delay in the delivery of the report does not arise from the failure of the Purchaser to provide any information requested in connection with either of the Environmental and Engineering Reports or to make any payments due in connection with such Reports), then (i) the Purchaser shall have the right, to be exercised by written notice delivered to the Seller no later than three (3) days prior to the expiration of the Study Period, to extend the Study Period for fifteen (15) days solely in order to obtain and review whichever or both of the Environmental and Engineering Reports the Purchaser did not receive during the Study Period, (ii) the Study Period shall not be deemed extended as to any other action required to be taken during the Study Period, and (iii) the Purchaser shall be deemed to have elected to proceed to the Closing as set forth in Section 2.3(a) hereof (and shall confirm such election in writing prior to the end of the Study Period) unless either of the Environmental and Engineering Reports not received prior to the originally scheduled end of the Study Period shall disclose material problems with the Property that would reasonably cause the Purchaser not to proceed to the Closing and the Purchaser shall notify the Seller thereof (which notice shall specify the applicable problem(s) and shall include a copy of the applicable report(s)) by the end of such fifteen (15) day period. If either of the Environmental and Engineering Reports has not been completed during such fifteen (15) day period, then there shall be no more extension of the Study Period, and the Purchaser shall determine and notify Seller and Escrow Holder in writing whether to terminate this Agreement or proceed with the Closing as set forth in this Agreement. If the Purchaser elects to terminate this Agreement, the Deposit shall be returned to the Purchaser, and the Purchaser and the Seller shall be released from any further liability or obligation under this Agreement, except those which expressly survive the termination of this Agreement.
          (f) The Purchaser shall timely apply for and use best efforts to obtain the consent of the Licensor for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party, prior to the expiration of the Study Period, and shall pay all costs and expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses.
     2.4 Payment of Purchase Price. The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article 6, in cash or by confirmed wire transfer of immediately available federal funds to the account of the Escrow Holder, to be disbursed to the Seller or other applicable parties at Closing.
     2.5 Liquor License.
          (a) The Purchaser shall be fully responsible for applying for and obtaining, for the benefit and on behalf of the Purchaser, for transfer to the Purchaser (or a third party for the benefit of the Purchaser) the liquor license currently held by the Seller or Manager and used in the operation of the Hotel (the “Liquor License”) and the Purchaser shall pay all transfer, license fees and costs in connection therewith. The Purchaser shall prosecute its applications in accordance with the rules and procedures set forth under applicable law. The Seller shall use reasonable efforts (excluding the expenditure of funds but including providing information and documents and the execution of any required transfer documents for the transfer of the Liquor License) to cooperate with and assist Purchaser in obtaining the transfer or issuance of the Liquor License. The Purchaser and the Seller acknowledge and agree that it may not be possible to complete such transfer or issuance prior to the Closing Date, and accordingly the assignment, transfer and/or issuance of the Liquor License to the Purchaser shall not be a condition precedent to Purchaser’s obligations under this Agreement. Provided that the Purchaser has deposited the Additional Deposit and elected to proceed to Closing, the Purchaser shall remain fully obligated to perform all of its obligations hereunder and to proceed to Closing even if the Liquor License has not been assigned, transferred or issued to the Purchaser prior to the Closing Date.
          (b) The purchase price for the Liquor License shall be Fifteen Thousand Dollars ($15,000) (the “Liquor License Purchase Price”), which amount shall be deposited into an escrow account (the “Liquor Escrow”) with the Liquor Escrow Holder, and which amount shall be credited against the Purchase Price.

          (c) The Purchaser shall promptly commence all actions required to obtain the temporary transfer of the Liquor License at Closing. Thereafter, the Purchaser shall be diligent and use commercially reasonable efforts to obtain the permanent release and/or transfer of the Liquor License and the Seller shall cooperate with the Purchaser in connection with such efforts, including without limitation execution of the form ABC-211A and provision of all information and supporting documentation required by the form ABC-257 or otherwise required by law or regulation in order to effectuate the release and/or transfer of the Liquor License. Purchaser shall file its liquor license application promptly following the date hereof (subject to Seller’s cooperation), which application may be solely or jointly with the Purchaser (or Purchaser’s Lessee) in the name of the hotel management company selected by the Purchaser to operate the Hotel after the Closing, and shall diligently pursue the application thereof (including, but not limited to, the payment of any and all license fees and costs associated with such transfer).
          (d) The Seller shall cooperate with the Purchaser (and shall cause Manager to cooperate with the Purchaser) in all reasonable respects, including, without limitation, supplying information known to the Seller and Manager and, within five (5) business days after the date hereof, executing and causing Manager to execute and/or filing all documents as may be required to effect temporary or permanent release and/or transfer of all Liquor Licenses to the Purchaser. In addition, upon the Purchaser’s request, Seller shall execute and deliver to Purchaser a “sign-off” card in order to permit Purchaser to initiate its application for the transfer of the Liquor License.
          (e) Within five (5) business days after the date hereof, the Purchaser shall open or cause to be opened the Liquor Escrow. This Agreement shall constitute instructions to the Liquor Escrow Holder, provided that the Seller and the Purchaser agree to execute such additional escrow instructions as the Liquor Escrow Holder may reasonable require, consistent with the terms, conditions and provisions of this Agreement. The Liquor License Purchase Price shall be invested by the Liquor Escrow Holder in a federally insured interest bearing account with any interest accruing thereon to be paid to the party entitled to such funds.
          (f) The Seller shall deposit or cause to be deposited into the Liquor Escrow the following funds, documents and instruments, the delivery of each of which shall be a condition to close of the Liquor Escrow:
     (1) To the extent required, a liquor bill of sale (the “Liquor Bill of Sale”) executed by Seller, and to the extent applicable, Manager, in favor of the Purchaser or its designee conveying to the Purchaser or its designee all of the Seller’s and/or Manager’s, as applicable, right, title and interest in and to the Liquor License, free and clear of all liens, encumbrances and adverse claims. The Liquor Bill of Sale shall be in form and substance mutually satisfactory to the Purchaser and the Seller; and
     (2) Any additional documents or instruments reasonably required to effect closing of the Liquor Escrow and the transfer or issuance of the Liquor License to the Purchaser.

          (g) The Purchaser shall deposit or cause to be deposited into the Liquor Escrow the following funds, documents and instruments, the delivery of each of which shall be a condition to closing of the Liquor Escrow:
     (1) The Liquor License Purchase Price;
     (2) The costs, expenses and fees of the Liquor Escrow; and
     (3) Any additional documents or instruments reasonably required to effect closing of the Liquor Escrow and the transfer or issuance of the Liquor License to the Purchaser.
          (h) The closing of the Liquor Escrow is conditioned upon each party having satisfied its obligations under this Section 2.5 and approval by the California Department of Alcoholic Beverage Control (the “ABC”) of the permanent transfer or issuance, as applicable, of the Liquor License to the Purchaser or Purchaser’s designee, as applicable.
          (i) At the Liquor Escrow closing, Liquor Escrow Holder shall promptly undertake all of the following in the manner herein below indicated:
     (1) Disburse the Liquor License Purchase Price, less any distributions therefrom authorized by the Seller, to the Seller or Seller’s designee; and
     (2) Distribute to the Purchaser the fully executed original of the Liquor Bill of Sale, the documents provided by the ABC and any other documents (or copies thereof) deposited into the Liquor Escrow by the Seller or the Purchaser in connection with the transfer or issuance of the Liquor License to the Purchaser.
          (j) The Seller shall comply with all applicable laws (including the requirements of the California Business & Professions Code) relating to Liquor License through the closing of the Liquor Escrow. The Seller shall satisfy all claims of creditors of the Seller relating to the purchase and sale of all alcoholic beverages at the Hotel as of the closing of the Liquor Escrow. The Seller shall indemnify, defend and hold the Purchaser harmless from any actions, suites, liens, claims, damages, expenses, losses and liabilities (including reasonable attorneys’ fees and expenses) arising from or related to the Seller’s failure to fully comply with such requirements or that otherwise results from the claims of the Seller’s creditors pertaining to obligations prior to the closing of the Liquor Escrow.
          (k) The parties acknowledge that the terms and conditions of Liquor Escrow shall be conducted under Sections 24049 and 24070-24082 of the California Business & Professions Code. The Liquor Escrow Holder is hereby authorized and instructed to publish and record all required notices, handle creditor claims, and to obtain tax releases in accordance therewith (including, to the extent the same may be accomplished without any delay in the closing of the Liquor Escrow, to publish the appropriate bulk sale notices) and to handle funds in the escrow established for the transfer of the existing Liquor License in accordance with Sections 24049 and 24070-24082 of the California Business and Professions Code.

          (l) If, on the Closing Date, the Purchaser is unable to (1) obtain the permanent transfer of the Liquor License; or (2) obtain a temporary liquor license pending the permanent transfer of the Liquor License to the Purchaser, then, on the Closing Date, the Seller shall use commercially reasonable efforts to enter into (or cause Manager to enter into) an agreement with the Purchaser, to the extent legally permissible and on terms and conditions reasonably acceptable to the Purchaser and the Seller, providing for an interim arrangement (the “Interim Liquor Agreement”) of up to six (6) months whereby the Seller or Manager, as applicable, shall continue to operate (or if legally permissible allow the Purchaser, the Purchaser’s Lessee or the Purchaser’s hotel management company, as applicable, to operate) all food and beverage areas within the Hotel under the existing Liquor License on behalf of the Purchaser pending the temporary or permanent transfer of the Liquor License or issuance of a temporary liquor license to the Purchaser, the Purchaser’s Lessee or the Purchaser’s hotel management company, as applicable. The Interim Liquor Agreement shall be structured in the form of a short term lease, cancelable at any time by the Purchaser and with the rent paid to the Seller or Manager, as applicable, thereunder in a fixed monthly amount to be reasonably agreed upon by the Seller and the Purchaser. All costs and expenses incurred by the Seller in connection with its maintenance of the Liquor License following the Closing Date shall be itemized by Seller and be the responsibility of Purchaser. The Purchaser shall indemnify, defend and hold the Seller and its affiliates harmless against any liabilities incurred in such operation (unless caused by the Seller’s willful or grossly negligent conduct or omission or material breach of the Interim Liquor Agreement) and provide adequate insurance (including, without limitation, liquor liability insurance) naming the Seller as an additional insured.
          (m) If the ABC has not approved the permanent transfer or issuance, as applicable, of the Liquor License to the Purchaser, the Purchaser’s Lessee or the Purchaser’s hotel management company, as applicable, by the expiration of the term of the Interim Liquor Agreement, the Liquor License Purchase Price shall be returned to the Purchaser. The provisions of this Section 2.5 shall survive the Closing Date.
ARTICLE 3
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Purchaser to enter into this Agreement and to purchase the Property, the Seller hereby makes the following representations, warranties and covenants, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     3.1 Organization and Power. Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of each Seller hereunder.
     3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of each Seller, has been duly executed and delivered by each Seller,

constitutes the valid and binding agreement of each Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property to be sold hereunder by each Seller or whose consent is required in connection with each Seller’s performance of its obligations hereunder (which consent has not been obtained).
     3.3 Noncontravention. Subject to any consent to the assignment of any particular Operative Agreement required by the terms thereof or by applicable laws, the execution and delivery of, and the performance by the Seller of its obligations under this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller’s Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller. There are no outstanding agreements pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.
     3.4 No Special Taxes. The Seller has not received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.
     3.5 Compliance with Existing Laws. The Seller has not received any written notice during the term of its ownership of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.
     3.6 Operative Agreements. The Seller will not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operative Agreements, unless such agreements can be terminated upon thirty (30) days written notice. All of the Operative Agreements in force and effect as of the date hereof are listed on Exhibit D attached hereto. A true, correct and complete copy of each of the Operative Agreements has been delivered by the Seller to the Purchaser, and the Seller has not received or delivered a notice of default under any Operative Agreement.
     3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser. A complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit E.
     3.8 Condemnation Proceedings; Roadways. The Seller has not received any written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof.
     3.9 Litigation. The Seller has not received any written notification of any action, suit or proceeding pending or threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein, (d) the subject matter of which concerns any past or present employee of the Seller or (e) could otherwise materially adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     3.10 Labor Disputes and Agreements. The Seller has not received any written notice of any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Seller is not a party to any employment contracts or agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any new employment contracts or agreements with Key Employees or hire any new Key Employees except with the prior written consent of the Purchaser. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller’s managing agent unless the Purchaser elects to hire such with Key Employee.
     3.11 Employees. On the Closing Date, Seller pay all employee salaries, wages, sick pay, vacation pay, retirement benefits, fringe benefits and other compensation, including any applicable federal, state and local taxes, for any employees of the Hotel which have accrued up to the Closing Date. Seller shall terminate all of the Property employees effective at 3:00 p.m., Pacific Standard Time on the Closing Date.
          As of the Closing, but effective at 3:00 p.m., Pacific Standard Time, on the Closing Date, the Purchaser shall make offers to hire not less than the number of employees of the Property to comply with the WARN Act, on substantially the same terms as Seller has provided as of the date of this Agreement, for a period of not less than ninety (90) days. Notwithstanding the preceding sentence, the Purchaser shall not hire the General Manager or the Assistant General Manager of the Hotel. The Seller shall indemnify, defend and hold harmless the Purcher and its affiliates, owners and employees against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue prior to, or arise out of events occurring prior to the Closing, which indemnity shall survive the Closing. The Purchaser shall indemnify, defend and hold harmless the Seller and its affiliates, owners and employees against any and all labor or employment claims, liabilities or obligations (including, without limitation, attorneys’ fees and costs) which arise or accrue from or after, or arise out of events occurring from or after the Closing, including, without limitation, all claims arising as a result of Purchaser’s failure to so hire such employees as provided hereunder, which indemnity shall survive the Closing. The provisions of this Section are solely for the benefit of the Seller and the Purchaser, and no employee or former employee of the Seller or its manager or Owner or any other individual shall be regarded for any purpose as a third party beneficiary of this Agreement as a result of this Section.
     The Purchaser hereby acknowledges that the Seller is not giving any notice under the WARN Act.

     3.12 Operation of Property. The Seller, during the term of this Agreement, shall carry on the business and operations of the Property in substantially the same manner as heretofore carried on by it. Prior to the Closing Date, Seller shall maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Property. Seller may enter into, extend, amend, modify or terminate any of the Operative Agreements as Seller deems appropriate to operate, service and maintain the Property consistent with normal business practices, subject to the terms of Section 3.6, above.
     3.13 Personal Property. All of the Tangible Personal Property, Intangible Personal Property and Inventory being conveyed by the Seller to the Purchaser or to the Purchaser’s managing agent, lessee or designee, are free and clear of all liens, leases and other encumbrances, other than those set forth on Exhibit D, and will be so on the date of Closing and the Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.
     3.14 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller.
     3.15 Brokers. Other than Hospitality Unlimited Investments (the “Broker”), the Seller has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein. The Seller shall pay any commission due the Broker pursuant to a separate agreement with the Broker. The Seller agrees to indemnify, defend and hold harmless the Purchaser, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees by or through the Seller. The obligations of the Seller under this Section 3.15 shall survive the Closing or the termination of this Agreement.
     3.16 Money Laundering. The Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
     3.17 Franchise Agreement. The Seller has not received any written notice from the Licensor of any default under the franchise agreement with respect to the Hotel (the “Franchise Agreement”).
     3.18 Independent Audit. The Seller shall provide access by Purchaser’s representatives to all financial and other information relating to the Property. The Seller shall provide to Purchaser’s representatives a signed representative letter in the form attached hereto as Exhibit L with respect to the period for which Owner has owned the Property, and shall cause Manager to provide to Purchaser’s representatives a signed representative letter in the form attached hereto as Exhibit L with respect to the period for which Manager has been engaged as manager of the Hotel. The Seller shall reasonably cooperate with the Purchaser in Purchaser’s efforts to obtain from Rim Hospitality and Tarsadia Hotels a signed representative letter in accordance with generally accepted accounting principals which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property, provided that the Seller shall not be required to incur any third-party costs in connection with such cooperation and shall not have any liability whatsoever in the event that either Rim Hospitality or Tarsadia Hotels fails to provide a signed representative letter or any signed representative letter is not sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. The Purchaser shall commence the inspection of the financial and other information relating to the Property contemplated by this Section 3.18 no later than fifteen (15) business days following the date hereof. This Section 3.18 shall survive for six (6) months after the Closing Date.
     3.19 Liquor License. The Seller has not received any written notice of non-compliance, violation, cancellation, revocation or any other notice with respect to the liquor license for the Hotel (and any restaurant located therein) that would adversely affect the ability to sell alcohol at the Hotel.
     3.20 Utilities. The Seller shall reasonably cooperate with the Purchaser to cause the conveyance and transfer to the Purchaser of all of the Seller’s right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, the conveyance to the Purchaser of all of the Seller’s interest in and to such post office box and the number associated therewith, so as to assure a continuity in operations and communications.
     The representations and warranties in this Article 3 shall survive the Closing for a period of nine (9) months following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that the Purchaser may have during the Survival Period against the Seller for any breach of the representations and warranties contained in this Article 3 will not be valid or effective, and the Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed Seventy-Five Thousand Dollars

($75,000). Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed Five Hundred Sixty Thousand Dollars ($560,000) in the aggregate. In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article 3, and such material inaccuracy is not promptly corrected or resolved by Seller following notice from Purchaser (to the extent that any such material inaccuracy can be corrected or resolved by the Seller), Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement, whereupon Deposit shall be refunded to Purchaser, and only if and to the extent any such material inaccuracy arises from Seller’s misrepresentation of or intentional failure to (x) disclose or (y) disclose accurately, information relating or changes to any representation or warranty specifically set forth in Section 3.1, 3.2, 3.3, 3.8, 3.9, 3.10, 3.13, 3.14, 3.15, or 3.16 of this Agreement, Purchaser shall be entitled to receive reimbursement from Seller for Purchaser’s out of pocket expenses actually incurred in connection with the transaction contemplated by this Agreement, not to exceed Seventy-Five Thousand Dollars ($75,000), and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article 3, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this Article 3 shall survive the Closing.
ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     4.1 Organization and Power. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all trust powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.
     4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, constitutes the valid and binding agreement of the Purchaser and is enforceable in accordance with its terms. There is no other person or entity whose consent is required in connection with the Purchaser’s performance of its obligations hereunder (which consent has not been obtained).

     4.3 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser’s declaration of trust or other trust document or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
     4.4 Litigation. There is no action, suit or proceeding, pending or known by the Purchaser to be threatened against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein or (d) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.
     4.6 No Brokers. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein. The Purchaser agrees to indemnify, defend and hold harmless the Seller, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees by or through the Purchaser. The obligations of the Purchaser under this Section 4.6 shall survive the Closing or the termination of this Agreement.
     4.7 Money Laundering. The Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

     4.8 AS IS, WHERE IS.
          (a) BY ENTERING INTO THIS AGREEMENT, PURCHASER CONFIRMS THAT PURCHASER HAS PERFORMED (AND PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER IS CAPABLE OF PERFORMING) A THOROUGH AND INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF THE PROPERTY, AND PURCHASER AGREES THAT PURCHASER HAS DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE PROPERTY IS ACCEPTABLE TO PURCHASER, INCLUDING, WITHOUT LIMITATION: (A) ALL STRUCTURAL ELEMENTS OF THE IMPROVEMENTS AND ALL MECHANICAL, ELECTRICAL, HEATING, AIR CONDITIONING, VENTILATION, FIRE SAFETY, SECURITY, PLUMBING AND OTHER SYSTEMS IN THE IMPROVEMENTS OR ON OR UNDER THE REAL PROPERTY; (B) ALL SOIL AND GEOLOGICAL CONDITIONS OF THE REAL PROPERTY; AND (C) THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN, ON, UNDER OR AROUND THE PROPERTY. PURCHASER HAS HAD ACCESS TO AND HAS CONDUCTED ITS OWN THOROUGH AND INDEPENDENT INSPECTION, INVESTIGATION, ANALYSIS AND EVALUATION OF ALL INSTRUMENTS, RECORDS AND DOCUMENTS WHICH PURCHASER MAY DETERMINE TO BE APPROPRIATE OR ADVISABLE TO REVIEW IN CONNECTION WITH PURCHASER’S ACQUISITION OF THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THOSE RELATING TO ALL ZONING REGULATIONS AND OTHER GOVERNMENTAL REQUIREMENTS (INCLUDING, WITHOUT LIMITATION, ANY IMPACT THEREOF ON PURCHASER’S INTENDED USE AND/OR DEVELOPMENT OF THE PROPERTY INCLUDING PURCHASER’S ABILITY TO OBTAIN ANY SUCH APPROVALS, PERMITS AND VARIANCES, AND ANY AMENDMENTS, WAIVERS, MODIFICATIONS, USES AND CHANGES THERETO), SITE AND PHYSICAL CONDITIONS, TITLE MATTERS, THE MATERIALS DELIVERED TO PURCHASER BY SELLER, AND ALL OTHER MATTERS AFFECTING THE USE, OCCUPANCY, VALUE, AND CONDITION OF THE PROPERTY, AND PURCHASER HAS DETERMINED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THAT THE INFORMATION AND DATA CONTAINED THEREIN OR EVIDENCED THEREBY ARE SATISFACTORY TO PURCHASER. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS NOT RELYING ON SELLER TO INDICATE THE RELATIVE IMPORTANCE OR MATERIALITY OF ANY OF THE INSTRUMENTS, RECORDS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO PURCHASER FOR REVIEW AND PURCHASER HAS MADE ITS OWN DETERMINATION AS TO THE LEVEL OF SCRUTINY PURCHASER APPLIES TO SUCH INSTRUMENTS, RECORDS AND DOCUMENTS MADE AVAILABLE TO PURCHASER.
          (b) PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS SUBSTANTIAL EXPERIENCE WITH REAL PROPERTY, HOTELS AND HOTEL OPERATIONS, AND THAT SELLER CONVEYS THE PROPERTY TO PURCHASER “AS IS AND WHERE IS, WITH ALL FAULTS”. PURCHASER ACKNOWLEDGES THAT SELLER, EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, MAKES NO REPRESENTATIONS, GUARANTIES OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE

QUALITY, CHARACTER, EXTENT, PERFORMANCE, CONDITION OR SUITABILITY OF THE PROPERTY FOR ANY PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR GUARANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE AND LIABLE FOR ASCERTAINING THE TRANSFERABILITY OF ALL LICENSES, PERMITS AND OTHER GOVERNMENTAL CONSENTS FOR THE OWNERSHIP, USE AND OPERATION OF THE PROPERTY, AND SHALL BE SOLELY RESPONSIBLE FOR OBTAINING THE TRANSFERS THEREOF.
          (c) PURCHASER’S INSPECTION, INVESTIGATION AND SURVEY OF THE PROPERTY, IS IN LIEU OF ANY NOTICE OR DISCLOSURE REQUIRED BY SECTION 25359.7 OF THE CALIFORNIA HEALTH AND SAFETY CODE, OR BY ANY OTHER PROVISION OF THE CALIFORNIA CIVIL CODE, OR PURSUANT TO ANY OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, LAWS REQUIRING DISCLOSURE BY SELLER OF FLOOD, FIRE, SEISMIC HAZARDS, LEAD PAINT, MELLO ROOS, LANDSLIDE AND LIQUEFACTION, OTHER GEOLOGICAL HAZARDS, RAILROAD AND OTHER UTILITY ACCESS, SOIL CONDITIONS AND OTHER CONDITIONS WHICH MAY AFFECT THE USE OF THE REAL PROPERTY, AND PURCHASER HEREBY WAIVES ANY REQUIREMENT FOR A NOTICE PURSUANT TO THOSE PROVISIONS AND HEREBY ACKNOWLEDGES AND AGREES THAT IT IS FAMILIAR WITH SUCH DISCLOSURE REQUIREMENTS AND WILL CONDUCT ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS COVERED THEREBY, AND HEREBY RELEASES SELLER FROM LIABILITY IN CONNECTION THEREWITH. PURCHASER SHALL BE DEEMED TO HAVE APPROVED ALL CONDITIONS PERTAINING TO THE PROPERTY.
          (d) PURCHASER ACKNOWLEDGES THAT SELLER MAY BE REQUIRED TO DISCLOSE IF THE REAL PROPERTY LIES WITHIN THE FOLLOWING NATURAL HAZARD AREAS OR ZONES: (A) A SPECIAL FLOOD HAZARD AREA (ANY TYPE ZONE “A” OR “V”) DESIGNATED BY THE FEDERAL EMERGENCY MANAGEMENT AGENCY (CAL. GOV. CODE § 8589.3); (B) AN AREA OF POTENTIAL FLOODING SHOWN ON A DAM FAILURE INUNDATION MAP DESIGNATED PURSUANT TO CAL. GOV. CODE § 8589.5 (CAL. GOV. CODE § 8589.4); (C) A VERY HIGH FIRE HAZARD SEVERITY ZONE DESIGNATED PURSUANT TO CAL. GOV. CODE § 51178 OR 51179 (IN WHICH EVENT THE OWNER MAINTENANCE OBLIGATIONS OF CAL. GOV. CODE § 51182 WOULD APPLY) (CAL. GOV. CODE § 51183.5); (D) A WILDLAND AREA THAT MAY CONTAIN SUBSTANTIAL FOREST FIRE RISKS AND HAZARDS DESIGNATED PURSUANT TO CAL. PUB. RESOURCES CODE § 4125 (IN WHICH EVENT (I) THE REAL PROPERTY OWNER WOULD BE SUBJECT TO THE MAINTENANCE REQUIREMENTS OF CAL. PUB. RESOURCES CODE § 4291 AND (II) IT WOULD NOT BE THE GOVERNMENT’S RESPONSIBILITY TO PROVIDE FIRE PROTECTION SERVICES TO ANY BUILDING OR STRUCTURE LOCATED WITHIN THE WILDLAND AREA EXCEPT, IF APPLICABLE, PURSUANT TO CAL. PUB. RESOURCES CODE § 4129 OR PURSUANT TO A COOPERATIVE AGREEMENT WITH A LOCAL AGENCY FOR THOSE PURPOSES PURSUANT TO CAL. PUB. RESOURCES CODE § 4142) (CAL. PUB. RESOURCES CODE § 4136); (E) AN EARTHQUAKE FAULT ZONE (CAL PUB. RESOURCES CODE § 2621.9); OR (F) A SEISMIC HAZARD ZONE

(AND, IF APPLICABLE, WHETHER A LANDSLIDE ZONE OR LIQUEFACTION ZONE) (CAL. PUB. RESOURCES CODE § 2694).
          (e) THERE IS A POSSIBILITY THAT THE REAL PROPERTY LIES WITHIN THE ONE OR MORE OF THE ABOVE-REFERENCED NATURAL HAZARD AREAS OR ZONES. BY PURCHASER’S EXECUTION OF THIS AGREEMENT, PURCHASER (A) ACKNOWLEDGES PURCHASER’S RECEIPT OF THE FOREGOING NOTICE GIVEN PURSUANT TO SECTIONS 8589.3, 8589.5, 51178, 51179, 51182, AND 51183.5 OF THE CALIFORNIA GOVERNMENT CODE AND SECTIONS 4125, 4291, 4129, 4142, 4136, 2621.9 AND 2694 OF THE CALIFORNIA PUBLIC RESOURCES CODE, (B) ASSUMES ALL RISKS ASSOCIATED THEREWITH, AND (C) AS OF THE CLOSE OF ESCROW, AND AFTER RECEIVING ADVICE OF PURCHASER’S LEGAL COUNSEL, WAIVES ANY AND ALL RIGHTS OR REMEDIES WHATSOEVER, EXPRESS, IMPLIED, STATUTORY, OR BY OPERATION OF LAW, PURCHASER MAY HAVE AGAINST SELLER, INCLUDING REMEDIES FOR ACTUAL DAMAGES ARISING OUT OF OR RESULTING FROM THE REAL PROPERTY’S LOCATION WITHIN SUCH NATURAL HAZARD AREAS OR ZONES. THE PROVISIONS OF THIS SECTION 4.5(C) SHALL SURVIVE THE CLOSE OF ESCROW.
          (f) PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT, ALTHOUGH SELLER MAY HAVE PROVIDED TO PURCHASER CERTAIN REPORTS, STUDIES AND SURVEYS FOR OR REGARDING THE REAL PROPERTY (THE “REPORTS”), AND EXCEPT AS TO THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT VERIFIED THE ACCURACY THEREOF AND MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MATTERS SET FORTH THEREIN, IT BEING THE RESPONSIBILITY OF PURCHASER TO VERIFY THE ACCURACY OF SUCH REPORTS. PURCHASER AGREES THAT SELLER HAS NO LIABILITY OR RESPONSIBILITY FOR THE ACCURACY OR CONTENTS OF ANY SUCH REPORTS. PURCHASER HEREBY RELEASES AND FOREVER DISCHARGES SELLER FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN ANY WAY RELATED TO ALL OF THE ITEMS LISTED IN THIS PARAGRAPH, WHICH RELEASE AND DISCHARGE FROM LIABILITY SHALL SURVIVE THE CLOSE OF ESCROW.
          (g) SELLER SHALL HAVE NO OBLIGATION OR DUTY TO EXPEND FUNDS FOR, OR OTHERWISE BE RESPONSIBLE TO CONDUCT OR PERFORM, ANY CLEAN-UP REQUIREMENT(S) AS IMPOSED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENT LAW, REGULATION, ORDINANCE OR AGENCY FOR THE REMOVAL OF ANY HAZARDOUS MATERIALS CONTAMINATION FROM THE REAL PROPERTY.
          (h) PURCHASER, FOR ITSELF AND ITS OWNERS, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER, ITS PAST, PRESENT AND FUTURE MEMBERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ASSIGNS, AND SUCCESSORS-IN-INTEREST FROM ALL PAST, PRESENT AND FUTURE CLAIMS, DEMANDS, OBLIGATIONS, LOSSES AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR

UNKNOWN, DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, WHICH ARE BASED UPON OR ARISE OUT OF OR IN CONNECTION WITH THE CONDITION OF THE PROPERTY, AND WITH RESPECT TO ANY ENVIRONMENTAL DAMAGES OR ENVIRONMENTAL REQUIREMENTS, INCLUDING, WITHOUT LIMITATIONS, THE PHYSICAL, STRUCTURAL, GEOLOGICAL, MECHANICAL AND ENVIRONMENTAL (SURFACE AND SUBSURFACE) CONDITION OF THE REAL PROPERTY (INCLUDING THE IMPROVEMENTS THEREON) OR ANY LAW OR REGULATION RELATING TO HAZARDOUS MATERIALS, INCLUDING, BUT NOT LIMITED TO, LOSSES IN CONNECTION WITH PROPERTY DAMAGE, CLAIMS BY GOVERNMENTAL AGENCIES, DIMINUTION IN VALUE AND PERSONAL INJURY LOSSES. PURCHASER EXPRESSLY UNDERSTANDS AND ACKNOWLEDGES THAT IT IS POSSIBLE THAT UNKNOWN PROBLEMS, CONDITIONS OR LOSSES MAY EXIST WITH RESPECT TO THE PROPERTY AND THAT PURCHASER EXPLICITLY TOOK SUCH INTO ACCOUNT IN DETERMINING THE PURCHASE PRICE FOR THE PROPERTY AND ITS ELECTION TO PROCEED WITH THE PURCHASE THEREOF, AND THAT A PORTION OF SUCH CONSIDERATION, HAVING BEEN BARGAINED FOR BETWEEN THE PARTIES WITH THE KNOWLEDGE OF THE POSSIBILITY OF SUCH UNKNOWN PROBLEMS, CONDITIONS OR CLAIMS, WAS GIVEN IN EXCHANGE FOR A FULL ACCORD, SATISFACTION AND DISCHARGE OF ALL SUCH PROBLEMS, CONDITIONS AND LOSSES. WITHOUT LIMITING THE FOREGOING, THIS RELEASE SPECIFICALLY APPLIES TO ALL LOSSES AND CLAIMS ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976, (42 U.S.C. SECTIONS 6901 ET SEQ.), THE CLEAN WATER ACT, (33 U.S.C. SECTIONS 466 ET SEQ.), THE SAFE DRINKING WATER ACT, (14 U.S.C. SECTION 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, (49 U.S.C. SECTIONS 1801 ET SEQ.), THE TOXIC SUBSTANCE CONTROL ACT, (15 U.S.C. SECTIONS 2601-2629), THE CALIFORNIA HAZARDOUS WASTE CONTROL LAW, (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 25100-25600), THE PORTER-COLOGNE WATER QUALITY CONTROL ACT (CALIFORNIA HEALTH AND SAFETY CODE SECTIONS 13000 ET SEQ.), AND ANY OTHER FEDERAL, STATE OR LOCAL LAW OF SIMILAR EFFECT, AS WELL AS ANY AND ALL COMMON LAW CLAIMS. IN ACCORDANCE WITH THE FOREGOING, PURCHASER WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

          BY INITIALING THIS AGREEMENT CLAUSE, PURCHASER ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT PURCHASER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.

SELLER’S INITIALS	PURCHASER’S INITIALS
               (1) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, beneath the Real Property or migrating or threatening to migrate to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property.
               (2) “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.
               (3) “Hazardous Materials” means any substance (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance or policy; or (ii) which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and amendments thereto and regulations promulgated thereunder; or (iii) which is toxic, explosive, corrosive, infectious or otherwise hazardous or is regulated by any federal, state or local governmental authority; (iv) without limitation which contains polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde; and (v) mold and fungi.
     The provisions of this Section 4.8 shall survive the Closing.
ARTICLE 5
CONDITIONS AND ADDITIONAL COVENANTS
     5.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:

          (a) Seller’s Deliveries. The Seller shall have delivered to the Escrow Holder or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.2 and the items required to be delivered to the Purchaser by the Bill of Sale (Personal Property).
          (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’s representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the condition of the Property since the date hereof, the Seller shall have performed all of the covenants and other obligations under this Agreement applicable to the Seller and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in at least the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Seller shall not have diminished the Inventory (except as may be diminished in the normal course of business). The Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.
          (d) Licensor Consent. The Licensor shall have consented to the sale of the Property, and the Purchaser and the Licensor shall have arranged for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party. The Purchaser shall use best efforts to obtain approval of such assignment or new franchise agreement, prior to the expiration of the Study Period, and shall pay all costs and expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses. In the event the Purchaser is not approved by the Licensor prior to the Closing Date set forth in Section 6.1, then the Purchaser may (i) elect to close the transaction as contemplated in this Agreement, or (ii) elect not to close the transaction as contemplated in this Agreement. If the Purchaser elects not to close the transaction as set forth in (ii) of this section, the Deposit shall be returned to the Purchaser. Notwithstanding the foregoing, if the Licensor does not consent to the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party solely due to (1) failure by the Purchaser to use best efforts to obtain approval of such assignment or new franchise agreement prior to Closing or (2) a default by the Purchaser under any franchise agreement with the Licensor for any other property owned by the Purchaser, then if the Purchaser elects not to close the transaction as set forth in (ii) of this section, the Deposit shall be paid to the Seller.
          (e) Property Improvement Plan. The Seller shall have completed to the Licensor’s satisfaction any Property Improvement Plan (“PIP”) required by the Licensor, prior to the date hereof, attached hereto as Exhibit M. To the extent that any PIP requirements set forth in Exhibit M have not been satisfied by the Seller prior to Closing, the amount reasonably determined by the Purchaser and the Seller to complete such PIP requirements shall be credited against the Purchase Price at Closing. If a PIP is required due to a change in ownership as a result of the consummation of the transactions contemplated by this Agreement, the completion of such PIP and the costs associated therewith shall be the responsibility of the Purchaser.
          (f) Master Lease. The Seller shall, effective on or before the Closing Date, effect the termination of the Master Lease and pay all costs incurred in connection therewith. The Seller shall indemnify and hold the Purchaser harmless from any claims or liability relating to the Master Lease. There are no management contracts for the Hotel other than the Master Lease.
     5.2 Conditions to Seller’s Obligations. The Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser with the following covenants:
          (a) Purchaser’s Deliveries. The Purchaser shall have delivered to the Title Company or the Seller, as the case may be, on or before the date of Closing, all of the documents and other information required of the Purchaser pursuant to Section 6.3.
          (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Property since the date hereof, the Purchaser shall have performed all of the covenants and other obligations under this Agreement applicable to the Purchaser and the Purchaser shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Franchise Agreement. The Licensor shall have consented to the sale of the Property, and the Purchaser, the Seller and the Licensor shall have arranged for the assignment and assumption of the Franchise Agreement or the termination of the existing Franchise Agreement and the replacement thereof with a new franchise agreement to which the Purchaser is a party. The Seller, its manager and, if applicable, any guarantor, and each of their respective affiliates, shall have been released from all future duties, liabilities and obligations under the Franchise Agreement and any guarantee(s) thereof, in such form and to such an extent that the Licensor customarily provides, if any.

ARTICLE 6
CLOSING
     6.1 Closing. Closing shall be conducted through the Escrow Holder, on or before the date that is forty-five (45) days following the expiration of the Study Period, as it may be extended pursuant to Sections 2.3(d) or (e). The date of Closing shall be mutually agreed by the Purchaser and the Seller at least ten (10) business days in advance of such date. In no event shall Closing occur after December 1, 2010. Possession of the Property shall be delivered to the Purchaser at the Closing, subject only to Permitted Title Exceptions and guests of the Hotel.
     6.2 Seller’s Deliveries. Seller agrees that, on or before 5:00 p.m., Pacific Standard Time, on the business day immediately preceding the Closing Date, Seller will deposit with Escrow Holder such instruments (executed and acknowledged, if appropriate) as may be necessary in order for Escrow Holder to comply with this Agreement, including, without limitation, the following:
          (a) The Deed;
          (b) Two duplicate originals of the Bill of Sale;
          (c) Two duplicate originals of the Assignment of Contracts;
          (d) Two duplicate originals of the Assignment of Intangibles;
          (e) The certificate required by Section 5.1(b);
          (f) The FIRPTA Certificate;
          (g) A copy of written notice executed by the Seller notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser;
          (h) Such agreements, affidavits or other documents as may be required by the Escrow Holder or the Title Company; and
          (i) Any other document or instrument reasonably requested by the Purchaser or required hereby.
     6.3 Purchaser’s Deliveries. Purchaser agrees that on or before 11:00 a.m. California time on the Closing Date, Purchaser will deposit with Escrow Holder all additional funds and/or instruments (executed and acknowledged, if appropriate) which are necessary to comply with the terms of this Agreement, including without limitation:
          (a) The portion of the Purchase Price described in Section 2.4(b);
          (b) Two duplicate originals of the Bill of Sale

          (c) Two duplicate originals of the Assignment of Contracts;
          (d) Two duplicate originals of the Assignment of Intangible Property;
          (e) The certificate required by Section 5.2(b);
          (f) Any other document or instrument reasonably requested by the Escrow Holder or the Title Company; and
          (g) Any other document or instrument reasonably requested by the Seller or required hereby.
     6.4 Closing Costs. All closing costs and expenses will be allocated between the Purchaser and the Seller in accordance with the customary practice in the county in which a Property is located, except as allocated specifically between the Purchaser and the Seller below. The Seller and the Purchaser shall each be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.
          (a) Purchaser Costs. The Purchaser shall pay for: (i) all costs and expenses associated with the inspection and due diligence of the Property (including, but not limited to, preparation of the Survey), (ii) all costs associated with the assignment of the Franchise Agreement or the termination of the Franchise Agreement and issuance of a new franchise agreement to which the Purchaser is a party, (iii) the Purchaser’s title insurance policy, (iv) all state and other recordation taxes and sales taxes, and (v) one-half of the fee charged by the Escrow Holder.
          (b) Seller Costs. The Seller shall pay for: (i) the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments, (ii) documentary transfer taxes, and (iii) one-half of the fee charged by the Escrow Holder.
     6.5 California Real Estate Withholding. Seller and Purchaser appoint Escrow Holder was the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662. Prior to the Closing, Seller will provide Escrow Holder with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Seller as of the Closing.
     6.6 Income and Expense Allocations.
          (a) All income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:
     (i) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts;
     (ii) Real estate and personal property taxes;
     (iii) Amounts under Operative Agreements to be assigned to and assumed by Purchaser or Purchaser’s Hotel Lessee;
     (iv) Utility charges (including, but not limited to, charges for water, sewer and electricity);
     (v) License and permit fees, where transferable;
     (vi) Value of fuel stored on the Property at the price paid for such fuel by the Seller, including any taxes;
     (vii) All prepaid reservations and contracts for rooms confirmed by the Seller prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor; and
     (viii) All revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income-producing equipment arising through 12:01 a.m. Pacific Standard Time on the Closing Date (“Cut-off Time”) shall belong to the Seller. All revenues from operations, including, without limitation, guest room rentals, revenue from the minibars (if any), banquet rooms rentals, vending machines, coin telephones, and other income producing equipment arising after the Cut-off Time shall belong to the Purchaser. Notwithstanding the foregoing, all revenue from guest room rentals for the evening before the Closing Date through the check out time on the Closing Date shall belong to the Seller. All prepaid rentals, room rental deposits, and all other deposits for advance reservations and Bookings for the period after the Closing, shall be credited to the Purchaser.
          (b) The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. At Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, all petty cash funds located at the Property.
          (c) The Seller shall be required to pay all sales taxes and similar impositions with respect to the Hotel operations, up to the Cut-off Time.
          (d) The Purchaser shall use commercially reasonable efforts, in the ordinary course of its operations, to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Seller, but if the Purchaser collects same, the Purchaser will promptly remit to the Seller such amounts in the form received. Accounts receivable shall be paid to the Seller or retained by the Purchaser according to the date for which such accounts receivable are paid (as indicated by the party making such payment).
          (e) If accurate allocations of any item cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Seller or the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.
     6.7 Distribution of Funds and Documents Following Closing.
          To Seller:
               (1) The cash portion of the Purchase Price as set forth in Section 2.4, less costs, offsets and prorations in accordance with the provisions of this Agreement;
               (2) One (1) fully executed duplicate original of the Bill of Sale;
               (3) One (1) fully executed duplicate original of the Assignment of Intangibles;
               (4) One (1) fully executed duplicate original of the Assignment of Contracts;
               (5) One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Seller through escrow pursuant to the provisions of this Agreement; and
               (6) One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement.
          To Purchaser:
          Any excess funds deposited by Purchaser which remain after disbursement to Seller;
          One (1) conformed copy of the Deed, the original to be mailed to Purchaser following the recordation thereof;
          One (1) fully executed duplicate original of the Bill of Sale;
          One (1) fully executed duplicate original of the Assignment of Intangibles;
          One (1) fully executed duplicate original of the Assignment of Contracts;

          One (1) duplicate original or conformed copy as appropriate, of any other document to be received by Purchaser through escrow pursuant to the provisions of this Agreement;
          One (1) copy of any other document delivered to Escrow Holder by Purchaser or Seller pursuant to the terms of this Agreement; and
          The original of the Owner’s Title Policy.
ARTICLE 7
CONDEMNATION; RISK OF LOSS
     7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If all or any part of the Real Property which would materially interfere with the operation or use of any Hotel is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.
     7.2 Risk of Loss. In the event of any fire or other casualty affecting the Property, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If any such loss or damage occurs prior to Closing and is in excess of One Million ($1,000,000) or would require more than sixty (60) days to repair, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing and shall pay to Purchaser the amount of any deductible, under applicable insurance policies.
ARTICLE 8
LIABILITY OF PURCHASER; LIABILITY OF SELLER;
TERMINATION RIGHTS
     8.1 Liability of Purchaser and Seller. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing. The Seller shall not be responsible for any obligation of the Purchaser or any liability for claims arising out of any occurrence on or after Closing.
     8.2 Indemnification by Seller. The Seller covenants to defend, indemnify and hold harmless the Purchaser and its affiliates, owners, employees, agents and representatives, successors and assigns from and against any and all claims, penalties, liabilities, obligations, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from the use, management, operation, rental, maintenance and ownership of the Property, based upon acts, conduct or omissions occurring prior to the Closing Date, including, without limitation, with respect to and under the Operative Agreements, (c) caused by or arising out of any material misrepresentation by the Seller in connection with this Agreement, (d) arising under the Franchise Agreement for all periods prior to the Closing Date (including, without limitation, for damages, liquidated damages, fees, penalties and other sums), (e) arising from the use of the names “Homewood” and “Carlsbad” any materials referencing either of them, logos of “Homewood” or “Hilton,” and all derivatives thereof prior to the Closing, and (f) arising from any breach of this Agreement by the Seller or any instrument or agreement required delivered or to be delivered pursuant to the provisions of this Agreement. The foregoing indemnity shall not be construed to require the Seller to (i) pay costs or expenses associated with the transfer of the Franchise Agreement to the Purchaser as provided in Section 5.1(d) or (ii) pay for any PIP required due to a change in ownership as a result of the consummation of the transactions contemplated by this Agreement, which shall be the obligation of the Purchaser as provided in Section 5.1(e). This indemnity shall survive the Closing.
     8.3 Indemnification by Purchaser. Purchaser covenants to defend, indemnify and hold harmless each Seller, and their respective affiliates, owners, employees, agents and representatives, successors and assigns from and against any and all claims, penalties, liabilities, obligations, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) (a) arising from the acts and omissions of Purchaser and Purchaser’s agents, employees or contractor occurring in connection with or as a result of, any inspections, tests or examination of or to the Property performed by Purchaser or at the request of Purchaser, (b) arising from the use, management, operation, rental, maintenance and ownership of the Property, based upon acts, conduct or omissions occurring, on or after the Closing Date, including, without limitation, with respect to and under the Operative Agreements, (c) caused by or arising out of any material misrepresentation by Purchaser in connection with this Agreement, (d) arising under the Franchise Agreement for all periods on and after the Closing Date (including, without limitation, for damages, liquidated damages, fees, penalties and other sums), (e) arising from the use of the names “Homewood” and “Carlsbad” any materials referencing either of them, logos of “Homewood” or “Hilton,” and all derivatives thereof on and after the Closing, and (f) arising from any breach of this Agreement by Purchaser or any instrument or agreement required delivered or to be delivered pursuant to the provisions of this Agreement. This indemnity shall survive the Closing.
     8.4 Termination by Purchaser.
          IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF SELLER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER. THEREFORE, PURCHASER AND SELLER DO HEREBY AGREE THAT, IN THE EVENT OF SUCH DEFAULT, PURCHASER MAY, AS ITS SOLE RECOURSE AND REMEDY (AT LAW OR IN EQUITY), EITHER: (a) PURSUE AN ACTION AGAINST SELLER FOR SPECIFIC PERFORMANCE; (b) TERMINATE THIS AGREEMENT AND RECEIVE THE RETURN OF

THE DEPOSIT. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH SELLER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN (OTHER THAN AS SPECIFIED IN (a) AND (b) HEREOF) ARE EXPRESSLY WAIVED BY PURCHASER. THE REFUND OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3389, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. PURCHASER HEREBY WAIVES THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY SELLER, IF THIS AGREEMENT IS TERMINATED BY PURCHASER, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF PURCHASER RESERVED HEREIN, AND FOR THE RIGHT OF PURCHASER TO COLLECT SUCH LIQUIDATED DAMAGES FROM SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS
     8.5 Termination by Seller.
     IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT BUT SUBJECT TO THE TERMS OF THIS SECTION 8.5, PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE FAILURE OF PURCHASER TO CLOSE AND CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER; HOWEVER, SELLER RESERVES ITS RIGHTS TO LEGAL AND EQUITABLE DAMAGES AND REMEDIES FOR ANY OTHER DEFAULT BY PURCHASER HEREUNDER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3389, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT ANY INDEMNIFICATION OBLIGATIONS, THE RIGHTS OF

SELLER RESERVED HEREIN, AND FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROW HOLDER. IN THE EVENT PURCHASER FAILS TO AUTHORIZE ESCROW HOLDER TO RELEASE THE EARNEST MONEY DEPOSIT WITHIN FIVE (5) BUSINESS DAYS OF THE DEMAND OF SELLER WHEREIN SELLER ALLEGES THE DEFAULT AND NONPERFORMANCE BY PURCHASER, THEN, WITH RESPECT TO SUCH ALLEGED DEFAULT AND NON-PERFORMANCE BY PURCHASER, THE PROVISIONS OF THIS SECTION 8.5 SHALL BE VOIDABLE AT THE ELECTION OF SELLER.

SELLER’S INITIALS	PURCHASER’S INITIALS
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
     9.2 Assignments. The Purchaser may assign its rights hereunder without the consent of the Seller to any party which is an affiliate of the Purchaser, provided that such assignment shall not release the Purchaser’s obligations hereunder.
     9.3 Successors and Assigns. This Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective successors and permitted assigns.
     9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first (1st) business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to its conflicts of laws principles.
     9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. PDF or facsimile transmissions of signed copies of this Agreement shall be deemed originals.

     9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     9.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.
     9.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller:	Royal Hospitality Washington, LLC
8255 154th Avenue
New Castle, WA 98059
Attn: Mr. Koong Cho
Fax: (425) 223-3113

and:	Lee Estates, LLC
8255 154th Avenue
New Castle, WA 98059
Attn: Mr. Koong Cho
Fax: (425) 223-3113

with a copy to:	Law Offices of San San Lee
1010 Sycamore Avenue, Suite 213
South Pasadena, CA 91030
Attn: San San Lee, Esq.
Fax: 323.478.1098

If to the Purchaser:	Chatham Lodging Trust
50 Cocoanut Row
Suite 200
Palm Beach, Florida 33480
Attn: Jeffrey H. Fisher
Fax: (561) 650-0571

with a copy to:	Hunton & Williams
1900 K Street, N.W.
Washington, D.C. 20006
Attn: John M. Ratino, Esq.
Fax: (202) 778-2201

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in the manner described in this Section 9.9.
     9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.
     9.11 Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive for a period of one (1) year following Closing and shall not merge into any Deed or any other document or instrument executed and delivered in connection herewith.
     9.12 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein. This Section 9.12 shall survive the Closing.
     9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     9.14 Time of Essence. Time is of the essence with respect to every provision hereof.
     9.15 Confidentiality. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either the Purchaser or the Seller, to any third (3rd) party other than: (a) as may be required by law or regulation or to comply with the filing requirements of any applicable legislation or rule; or (b) any counsel, consultant, or agent assisting the Seller with the sale of the Property and any counsel, consultant, or agent assisting the Purchaser with the purchase of the Property; or (c) by Purchaser in any filing with the U.S. Securities and Exchange Commission. Prior to the issuance of any public statement (including a press release) regarding the existence of this Agreement, the party making such statement shall provide written notice to the other party together with a copy of the proposed statement, and the party issuing such statement will reasonably consider comments from the other party. Notwithstanding the foregoing, the Seller acknowledges that the Purchaser will issue a press release following the execution of this Agreement announcing that the Purchaser has executed an agreement to purchase a hotel in the Carlsbad market; provided that such press release and any other announcements made by the Purchaser regarding the existence of this Agreement shall not, prior to the deposit by the Purchaser of the Additional Deposit, include the name of the Hotel or the Seller. If the Purchaser does not proceed with the purchase of the Property, following written request by the Seller, the Purchaser shall return to the Seller all materials and information furnished to the Purchaser by the Seller or the Seller’s agents in connection with the Purchaser’s review of the Property, together with copies of all third party reports relating to the Property that the Purchaser has had prepared (other than work product, proprietary or confidential materials). The Purchaser acknowledges that the Seller may solicit additional offers for the purchase of the Property in the event that the Purchaser is unwilling or unable to consummate the Closing.
     9.16 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Seller and the Purchaser only and are not for the benefit of any third (3rd) party, and accordingly, no third (3rd) party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     9.17 Waiver of Jury Trial. To the extent permitted by law, the Seller and the Purchaser each hereby waive any right to jury trial in connection with the enforcement by the Purchaser, or the Seller, of any of their respective rights and remedies hereunder.
     9.18 Escrow Holder.
          (a) Opening of Escrow. Purchaser and Seller shall open an escrow (the “Escrow”) with Escrow Holder by depositing with Escrow Holder the Initial Deposit and three (3) copies of this Agreement duly executed (in counterparts or otherwise) by Seller and Purchaser. The time when Escrow Holder so receives the Initial Deposit and the copies of this Agreement, fully executed by the parties and executes and delivers copies thereof to Seller and Purchaser, shall be deemed the “Opening of Escrow.” Purchaser and Seller shall execute and deliver to Escrow Holder, in a timely fashion, such instruments and funds as are reasonably necessary to close the Escrow and consummate the sale and purchase of the Property (or the exchange thereof, if applicable) in accordance with the terms and provisions of this Agreement.
          (b) Escrow Holder’s General Provisions. In the event of any conflict between the provisions of the typed portion of this Agreement and the General Provisions, the provisions of the typed portion of this Agreement shall be controlling and the General Provisions will be deemed amended accordingly.
          (c) Additional Escrow Holder Requirements. If there are any requirements imposed by Escrow Holder relating to the duties or obligations of Escrow Holder, or if Escrow Holder requires any other additional instructions, the parties agree to make such deletions, substitutions and additions to this Agreement which do not cause more than a ministerial or de minimis change to this Agreement or its intent. Any such changes requested by Escrow Holder shall be subject to written approval of the parties, which approval shall not be unreasonably withheld or conditioned.
          (d) Deposit of Funds. Except as otherwise provided in this Agreement, all funds deposited into the Escrow by Purchaser shall be immediately deposited by Escrow Holder into one or more Treasury Bills or other short-term United States Government obligations, in repurchase contracts for the same, or in a federally insured money market account, subject to the control of Escrow Holder in a bank or savings and loan association, or such other institution approved by Purchaser; provided, however, that such funds must be readily available as necessary to comply with the terms of this Agreement and Escrow Holder’s escrow instructions (including the return of the Deposit, or any portion thereof then on deposit with Escrow Holder, to Purchaser in accordance with this Agreement), and for the Escrow to close within the time specified in Section 6.1 of this Agreement. Except as may be otherwise specifically provided herein, interest on amounts placed by Escrow Holder in any such investments or interest bearing accounts shall accrue to the benefit of Purchaser, and Purchaser shall promptly provide to Escrow Holder Purchaser’s Tax Identification Number.

          (e) Release of Funds by Escrow Holder. Escrow Holder’s obligation under this Agreement to release the Deposit, and any other funds is subject to such funds having cleared through the bank, savings and loan, or other financial institution on which such funds are drawn. Escrow Holder shall make such payments only in strict accordance with the provisions of this Agreement, and Purchaser and Seller agree to save and hold Escrow Holder harmless in disbursing and releasing the funds as specified in this Agreement. Purchaser and Seller represent to Escrow Holder that the release instructions set forth in this Agreement are made of their own free will, under no duress, and with full understanding of the consequences thereof, not relying on any information furnished or statements made by Escrow Holder.
     9.19 Prevailing Party. If either party institutes a legal action against the other arising out of this Agreement or any default hereunder, the party who does not substantially prevail such action will reimburse the other party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys’ fees and disbursements and court costs. The obligations under this Section 9.19 shall survive the termination of this Agreement.
     9.20 No Recording. The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded. The filing of this Agreement with any court in connection with any litigation hereunder shall not be deemed a breach of this Section 9.20. The provisions of this Section 9.20 shall survive the termination of this Agreement.
     9.21 No Continued Marketing of the Hotel for Sale. The Seller shall not solicit, negotiate, execute or otherwise pursue offers for the purchase and sale of the Property with any party, other than the Purchaser, during the term of this Agreement.
     9.22 Tax Deferred Exchange. Seller and Purchaser (the “Cooperating Party”) each agree to fully cooperate with the other (and any owner of such other party) (the “Exchangor”) (including cooperation with any Intermediary (as defined herein) selected by Exchangor) to structure the acquisition of the Property and/or the Real Property as an exchange of property held for productive use in a trade or business or for investment within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended), and upon request, Cooperating Party agrees to execute additional escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Cooperating Party shall incur no additional costs or expenses in this transaction, or be required to incur any additional liability, acquire, accept or hold title to any property (other than the Property) or to agree to the extension of the Closing Date, as a result of or in connection with any such exchange, unless because of Cooperating Party’s default hereunder or under any agreement executed by reason of this Section 9.22. In connection with any such exchange transaction, Seller shall have the right to distribute all or any portion of the Property to Seller’s owners (or any of them) as tenants-in-common. In the event thereof, Purchaser, Seller and such other tenants-in-common shall enter into separate replacement purchase and sale agreements in the same form and content hereof (except as to the “Seller” and the purchase price (which shall be the proportionate amount of the Purchase Price based upon the ratio of the tenant-in-common interests), and as necessary to effectuate the intent hereof), and new separate escrows, all of which shall be cross-defaulted, and this Agreement and the Escrow shall then be terminated.
          Exchangor agrees to indemnify, defend or hold Cooperating Party harmless from and against any and all additional costs, expenses, claims, demands, liabilities, losses, obligations, damages, recoveries, and deficiencies (such categories being collectively referred to herein as “Liabilities”) in excess of those Liabilities that Cooperating Party would otherwise have if the transaction contemplated in this Agreement closes as a sale transaction, and that Cooperating Party may incur or suffer, as a result of or in connection with (i) the structuring of the transaction contemplated in this Agreement as an exchange under Internal Revenue Code Section 1031 and/or (ii) the execution of any documents in connection with the exchange. Exchangor’s foregoing indemnity shall not indemnify Cooperating Party for any Liabilities arising as a result of or in connection with any default by Cooperating Party under this Agreement or any default by Cooperating Party under any of the documents or agreements entered into by Cooperating Party in connection with the exchange or for any negligence or willful misconduct on the part of Cooperating Party. Implementation of the exchange(s) contemplated in this Section 9.22 shall not be a condition to the Closing.
          Exchangor, at its election, may substitute for any one or more of them, one or more persons or entities (“Intermediary”) as a party(ies) to the Escrow and this Agreement, in which event the Intermediary shall assume and perform the obligations of Exchangor under this Agreement (but without the release of liability of Exchangor for such performance), and Cooperating Party agrees to accept the performance by Intermediary and shall tender its performance to Intermediary.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLER:

ROYAL HOSPITALITY WASHINGTON, LLC, a Delaware limited liability company

By:	/s/ Koong Cho

Name:	Koong Cho

Title:	Managing Member

LEE ESTATES, LLC, a Delaware limited liability company

By:	/s/ Koong Cho

Name:	Koong Cho

Title:	Managing Member

PURCHASER:

Chatham Lodging Trust, a Maryland real estate investment trust

By:	/s/ Peter Willis

Name:	Peter Willis
Title:	Executive Vice President
[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[Purchase and Sale Agreement Signature Page]

     Escrow Holder executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Escrow Holder and the holding and disbursement of the Deposit.

ESCROW HOLDER:

By:	/s/ Natalie Priestley

Name:	Natalie Priestley

Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
[Purchase and Sale Agreement Signature Page]

     Liquor Escrow Holder executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Escrow Holder and the holding and disbursement of the Deposit.

LIQUOR ESCROW HOLDER:

By:	/s/ Dianne Boudreau-Tschetter

Name:	Dianne Boudreau-Tschetter

Title:	Vice President, Escrow Officer

[Purchase and Sale Agreement Signature Page]

EXHIBIT A
SELLER AND PROPERTY

Seller	Site Name	Location
ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company	Homewood Suites by Hilton® Carlsbad- North San Diego County	2223 Palomar Airport Road, Carlsbad, California 92011

LEE ESTATES, LLC, a Washington limited liability company
Exhibit A

EXHIBIT B
LEGAL DESCRIPTION OF LAND
Exhibit B

EXHIBIT C
INSURANCE POLICIES
Exhibit C

EXHIBIT D
OPERATIVE AGREEMENTS
Exhibit D

]

EXHIBIT E
EXISTING WARRANTIES AND GUARANTIES
Exhibit E

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION OF AGREEMENTS
     This ASSIGNMENT AND ASSUMPTION OF AGREEMENTS (this “Assignment”) is made as of [                    ], 2010 between ROYAL HOSPITALITY WASHINGTON, LLC, a [                    ] limited liability company and LEE ESTATES, LLC, a [                    ] limited liability company (together, “Assignor”), and [                                        ], a Delaware limited liability company (“Assignee”).
     WHEREAS, Assignor is a party to certain operative agreements and the beneficiary under certain warranties and guarantees in effect with respect to the Improvements from contractors and subcontractors, manufacturers, and suppliers (collectively, the “Contracts”) described on Exhibit A annexed hereto, affecting certain real property located in Carlsbad, California (the “Property”); and
     WHEREAS, simultaneously herewith, Assignor has conveyed the Property to [Assignee’s affiliate,                                                             ];
     NOW, THEREFORE, in consideration of the Property and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee do hereby agree as follows:
     1. Assignor does hereby assign to Assignee all of its right, title and interest in and to the Contracts.
     2. Assignee hereby assumes from Assignor and agrees to be bound by the terms, covenants and conditions of the Contracts from and after the date hereof.
     3. Assignor hereby indemnifies and holds Assignee harmless from and against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of or pertaining to the period prior to date hereof with respect to the Contracts.
     4. Assignee hereby indemnifies and holds Assignor harmless from and against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of or pertaining to the period from and after the date hereof with respect to the Contracts.
     5. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     6. This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of California.
Exhibit F

     7. To facilitate execution, this Assignment may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.
     IN WITNESS WHEREOF, this Assignment has been entered into as of the date first above written.

ASSIGNOR:

ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company

By:

Name:

Title:

LEE ESTATES, LLC, a Washington limited liability company

By:

Name:

Title:

ASSIGNEE:

[ ]

By:

Name:	Jeffrey H. Fisher
Title:	President
Exhibit F

EXHIBIT A
TO
ASSIGNMENT AND ASSUMPTION OF AGREEMENTS
Contracts
Exhibit F

EXHIBIT G
FORM OF BILL OF SALE (INVENTORY)
BILL OF SALE (INVENTORY)
     KNOW ALL MEN BY THESE PRESENTS that ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company and LEE ESTATES, LLC, a Washington limited liability company (together, “Seller”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by [                                        ], a Delaware limited liability company (“Purchaser’s Hotel Lessee”), does hereby sell, grant, assign, convey and transfer over to Purchaser’s Hotel Lessee, on an “as-is” basis without any warranty, pursuant to the terms of that certain Agreement of Purchase and Sale by and between Seller and                                         , dated as of                     , 2010, all of Seller’s right, title and interest in and to all inventory located at the Homewood Suites by Hilton® Carlsbad- North San Diego County located in Carlsbad, California and owned by the Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.
Dated:

SELLER:

ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company

By:

Name:

Title:

LEE ESTATES, LLC, a Washington limited liability company

By:

Name:

Title:

Exhibit H

EXHIBIT H
FORM OF BILL OF SALE (PERSONAL PROPERTY)
BILL OF SALE (PERSONAL PROPERTY)
     KNOW ALL MEN BY THESE PRESENTS that ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company and LEE ESTATES, LLC, a Washington limited liability company (together, “Seller”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by [                                        ], a Delaware limited liability company (“Purchaser”), does hereby sell, grant, assign, convey and transfer over to Purchaser, on an “as-is” basis without any warranty, pursuant to the terms of that certain Agreement of Purchase and Sale by and between Seller and Purchaser, dated as of August ___, 2010 made with respect to the Homewood Suites by Hilton® Carlsbad- North San Diego County located in Carlsbad, California (the “Agreement”), to the extent assignable, all of Seller’s right, title and interest in and to the Intangible Personal Property and the Tangible Personal Property, as such terms are defined in the Agreement. Without limiting the foregoing, at or prior to the Closing (as defined in the Agreement), Seller shall deliver to Purchaser the items set forth on Exhibit A hereto.
Dated:

SELLER:

ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company

By:

Name:

Title:

LEE ESTATES, LLC, a Washington limited liability company

By:

Name:

Title:

Exhibit H

Exhibit A to Bill of Sale (Personal Property)
[may need to be revised during diligence period]
1.	Certificate(s)/Registration of Title for any vehicle owned by the Seller and used in connection with the Property;
2.	True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof;
3.	Copies of certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate governmental authority;
4.	All current real estate and personal property tax bills in the Seller’s possession or that Seller may reasonably obtain;
5.	A complete set of all guest registration cards, guest transcripts, guest histories, and all other available guest information;
6.	A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard;
7.	A list of the Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller;
8.	All keys for the Property;
9.	All books, records, operating reports, appraisal reports, files and other materials in the Seller’s possession or control which are necessary in the Purchasers discretion to maintain continuity of operation of the Property;
10.	Complete set of “as-built” drawings for the Improvements, if any in Seller’s possession; and
11.	Any other document or instrument reasonably requested by the Purchaser or required hereby.
Exhibit H

EXHIBIT I
FORM OF ASSIGNMENT OF INTANGIBLE PROPERTY
ASSIGNMENT OF INTANGIBLE PROPERTY
     This ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”) is made as of [                    ], 2010 between ROYAL HOSPITALITY WASHINGTON, LLC, a [                    ] limited liability company and LEE ESTATES, LLC, a [                    ] limited liability company (together, “Assignor”), and [                                        ], a Delaware limited liability company (“Assignee”).
     WHEREAS, Assignor and ,                                         an affiliate Assignee entered into that certain Agreement of Purchase and Sale, dated as of                     , 2010 (“Agreement”) for the purchase of that certain real property located and commonly known as 2223 Palomar Airport Road, Carlsbad, California which is operated as a hotel commonly known as “Homewood Suites Carlsbad” (the “Property”); and
     WHEREAS, pursuant to the terms of the Agreement, Assignor wishes to assign and Assignee wishes to assume the rights, title, and interests in the “Intangible Personal Property” as defined and identified in the Agreement.
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee do hereby agree as follows:
     1. Assignor does hereby assign to Assignee all of its rights, title and interests in and to the Intangible Personal Property.
     2. Assignee hereby assumes from Assignor all of Assignor’s rights, title and interests in the Intangible Personal Property, and hereby agree to all obligations associated therewith after the Closing (as defined in the Agreement).
     3. Assignor hereby indemnifies and holds Assignee harmless from and against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of or pertaining to the period prior to date hereof with respect to the Intangible Personal Property.
     4. Assignee hereby indemnifies and holds Assignor harmless from and against any and all claims, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of or pertaining to the period from and after the date hereof with respect to the Intangible Personal Property.
     5. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Exhibit H

     6. This Assignment shall be governed by and construed and interpreted in accordance with the laws of the State of California.
     7. To facilitate execution, this Assignment may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.
     IN WITNESS WHEREOF, this Assignment has been entered into as of the date first above written.

ASSIGNOR:

ROYAL HOSPITALITY WASHINGTON, LLC, a Washington limited liability company

By:

Name:

Title:

LEE ESTATES, LLC, a Washington limited liability company

By:

Name:

Title:

ASSIGNEE:

[ ]

By:

Name:	Jeffrey H. Fisher
Title:	President
Exhibit H

EXHIBIT J
FORM OF GRANT DEED
(To be attached)
Exhibit I

EXHIBIT K
PRELIMINARY TITLE REPORT
(To be attached)
Exhibit J

EXHIBIT L
FORM OF SIGN REPRESENTATIVE LETTER
(To be attached)
Exhibit H

EXHIBIT M
PIP
(To be attached)
Exhibit H